Exhibit 16.1

July 6, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Ladies and Gentlemen:

We were previously principal accountants for National Retail Properties, Inc. (the Company) and, under the date of February 17, 2006, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On June 30, 2006, we were notified that the client-auditor relationship with KPMG LLP will cease upon completion of the review of the interim financial information included in the Company’s Form 10-Q for the quarter ended June 30, 2006 and the filing of the Company’s Form 10-Q for the quarter then ended. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated June 30, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements in the first and second sentences of the first paragraph, the last sentence of the second paragraph, or the last paragraph.

Very truly yours,

Orlando, Florida